                   [LETTERHEAD OF LAZARD FRERES & CO. LLC]

July 23, 1998
The Board of Directors
Republic Engineered Steels, Inc.
410 Oberlin Road Southwest
Massillon, OH 44647

Dear Members of the Board:

     We understand that Republic Engineered Steels, Inc. (the 'Company'), RES Holding Corporation (the 'Acquiring Company') and its wholly-owned subsidiary, RES Acquisition Corporation ('Sub'), have entered into an Agreement and Plan of Merger dated as of July 23, 1998 (the 'Agreement'). Pursuant to the Agreement, Sub will commence an offer to purchase (the 'Offer') all the outstanding shares of common stock par value $.01 (the 'Common Stock'), of the Company at a price of $7.25 per share. Following the consummation of the Offer, the Agreement provides that Sub will be merged with and into the Company (the 'Merger'), with each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares to be canceled and dissenting shares, as provided in the Agreement) converted into the right to receive the per share amount paid in the Offer.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the Common Stock (other than the Acquiring Company), of the consideration to be paid in the Acquisition. In connection with this opinion, we have:

    (i)  Reviewed the financial terms and conditions of the Agreement;
   (ii)  Analyzed certain historical business and financial information relating to the Company;
  (iii)  Reviewed various financial forecasts and other data provided to us by the Company;
   (iv)  Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and its strategic objectives;
    (v)  Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;
   (vi)  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to that of the Company, and in other industries generally;
  (vii)  Reviewed the historical stock prices and trading volumes of the shares of Common Stock; and
 (viii)  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Acquiring Company, or concerning the solvency or fair value (within the context of a solvency analysis) of either of the foregoing entitites. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof.

     In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Acquisition. We have in the past provided investment banking services to the Company for which we have received customary fees.

     Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, the Acquiring Company, any stockholders of the Company or the Acquiring Company or any other person. Subject to the terms of our engagement letter with the Company, it is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid in the Acquisition is fair to the holders of the shares of the Company (other than the Acquiring Company) from a financial point of view.

                                         Very truly yours,


                                          LAZARD FRERES & CO. LLC

                                          By: /s/ Albert H. Garner
                                          ______________________________

                                                 Albert H. Garner
                                                 Managing Director